July 31, 1996







Board of Directors
Classic Bancshares, Inc.
344 Seventeenth Street
Ashland, Kentucky  41101-7628

Members of the Board:

      We hereby consent to the inclusion of our opinion as Exhibit 5 of this Registration Statement and the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,


                                    /s/Silver, Freedman & Taff, L.L.P.

                                    SILVER, FREEDMAN & TAFF, L.L.P.